Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of MyMD Pharmaceuticals, Inc. of our report dated March 31, 2022, relating to the balance sheet as of December 31, 2021 and the related statements of comprehensive loss, stockholders’ deficit and cash flows for the year then ended, which appears in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2022.

/s/ Morison Cogen LLP

Blue Bell, PA

July 5, 2022